UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15d of the Securities Exchange Act of 19345
Date of Report (Date of earliest event reported): September 10, 2008

WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairment.
Wilmington Trust Corporation (NYSE: WL) held investments in perpetual preferred stock issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) that were valued at $21.1 million at June 30, 2008. Following the U.S. government’s action on September 7, 2008, that placed Fannie Mae and Freddie Mac into conservatorship, Wilmington Trust management determined that the value of these investments had declined to $1.4 million as of September 10, 2008, and that they had become other-than-temporarily impaired.
As a result, Wilmington Trust will record this $19.7 million decrease in valuation as a securities loss in the 2008 third quarter. On an after-tax basis, this write-down will reduce Wilmington Trust’s net income for the 2008 third quarter by $12.5 million, or $0.18 per share (on a diluted basis).
This write-down will not affect client funds, the company’s ability to pay dividends, or the company’s position as a well capitalized institution under Federal Reserve Board guidelines.
In addition to the Fannie Mae and Freddie Mac perpetual preferred stocks, Wilmington Trust holds preferred stocks issued by two money center banks and one other company. At June 30, 2008, the combined value of these stocks was $41.7 million, with the Fannie Mae and Freddie Mac stocks accounting for $21.1 million of that amount.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: September 10, 2008	By:	/s/ David R. Gibson
		Name:	David R. Gibson
		Title:	Executive Vice President and Chief Financial Officer (Authorized officer)